INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-effective Amendment No. 1 to Registration Statement No. 333-110171 on Form N-14 of Pioneer Series Trust II of our reports dated January 21, 2003 appearing in the Annual Reports on Form N1-A of Papp Stock Fund, Inc., Papp America-Abroad Fund, Inc., Papp America-Pacific Rim Fund, Inc., and Papp Small & Mid-Cap Growth Fund, Inc. as of and for the year ended December 31, 2002 and to the reference to us under the headings "Financial Highlights" and "Experts" in this Registration Statement.

The statement of changes in net assets for the year ended December 31, 2001 and the financial highlights for each of the four years in the period ended December 31, 2001 were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 17, 2002.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
January 15, 2004